OFFER TO EXCHANGE
11.0% Senior Notes Due 2011,
10.0% Senior Convertible Notes Due 2011
and
9.0% Senior Series A Convertible Participating Preferred Stock
For Any and All Outstanding
4.75% Convertible Subordinated Notes Due 2006
(CUSIP Nos. 743168-AA-4 and 69357C-AA-5)
of
PRG-SCHULTZ INTERNATIONAL, INC.
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 2, 2006, UNLESS EXTENDED BY PRG-SCHULTZ INTERNATIONAL, INC. (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).
February 1, 2006
To Our Clients:
      Enclosed for your consideration is an Offering Circular dated February 1, 2006 (the “Offering Circular”) of PRG-Schultz International, Inc., a Georgia corporation (“PRG”) and a related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offering Circular, the “Offer Documents”), relating to our offer (the “Exchange Offer”) to exchange: $400 in principal amount of our 11.0% Senior Notes due 2011 (the “New Senior Notes”), plus an additional principal amount equal to the aggregate accrued and unpaid interest due on the Existing Notes (as described below) being tendered in the Exchange Offer; $480 in principal amount of our 10.0% Senior Convertible Notes due 2011 (the “New Senior Convertible Notes”) convertible into our 10.0% Senior Series B Convertible Participating Preferred Stock and/or our common stock; and one share, $120 liquidation preference, of our 9.0% Senior Series A Convertible Participating Preferred Stock (the “New Series A Convertible Preferred Stock” and together with the New Senior Notes and the New Senior Convertible Notes, the “New Securities”) convertible into our common stock for each $1,000 in principal amount of our outstanding 4.75% Convertible Subordinated Notes due 2006 (the “Existing Notes”) that you validly tender before the Expiration Date, upon the terms and subject to the conditions set forth in the Offer Documents.
      These materials are being forwarded to you as the beneficial owner of the Existing Notes held by us for your account but not registered in your name. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Existing Notes held by us with respect to Existing Notes held by us for your account. We are the holder of record of Existing Notes held by us for your account. A TENDER OF SUCH EXISTING NOTES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.
      We request you to complete the Instructions, annexed hereto, as to whether you wish to have us tender Existing Notes on your behalf in respect of any or all of the Existing Notes held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer Documents.
      Your attention is directed to the following:

1. The Exchange Offer is being made for any and all outstanding Existing Notes.

2. For each $1,000 principal amount of outstanding Existing Notes that you validly tender before the Expiration Date which is accepted by PRG, you will receive $400 principal amount of the New Senior Notes, plus an additional principal amount equal to the aggregate accrued and unpaid interest due on the Existing Notes being tendered in the Exchange Offer, $480 principal amount of the New Senior Convertible Notes and one share, $120 liquidation preference, of the New Series A Convertible Preferred Stock.

3. The Exchange Offer will expire at 5:00 p.m., New York City time, Thursday, March 2, 2006, unless the Exchange Offer is extended. Any Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration of the Exchange Offer or at any time after Wednesday, March 29, 2006 if PRG has not accepted the tendered Existing Notes for exchange by that date.

4. The Exchange Offer is subject to certain conditions set forth in the Offering Circular under the caption “The Exchange Offer — Conditions to the Completion of the Exchange Offer.” PRG has the right to waive any of these conditions. If the Exchange Offer is withdrawn or otherwise not completed, no New Securities will be exchanged for Existing Notes.

5. PRG will pay or cause to be paid all transfer taxes applicable to the exchange of Existing Notes pursuant to the Exchange Offer, subject to Instruction 5 of the Letter of Transmittal. However, federal income tax backup withholding may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See the Letter of Transmittal under the caption “Important Tax Information.”

      If you wish to have us tender any or all of your Existing Notes, please so instruct us by completing, executing and returning to us the Instructions, annexed hereto. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Existing Notes, all such Existing Notes will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the Expiration Date.
      The Exchange Offer is not being made to (nor will tenders of Existing Notes be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, PRG, in its sole discretion, may take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction, and may extend the Exchange Offer to holders of Existing Notes in such jurisdiction.

OFFER TO EXCHANGE
11.0% Senior Notes Due 2011,
10.0% Senior Convertible Notes Due 2011
and
9.0% Senior Series A Participating Preferred Stock
For Any and All Outstanding
4.75% Convertible Subordinated Notes Due 2006
(CUSIP NOS. 743168-AA-4 and 69357C-AA-5)
of
PRG-SCHULTZ INTERNATIONAL, INC.
        The undersigned acknowledge(s) receipt of your letter and the enclosed Offering Circular and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer Documents”), in connection with the offer by PRG-Schultz International, Inc., a Georgia corporation, to exchange $400 in principal amount of our 11.0% Senior Notes due 2011, plus an additional principal amount equal to the aggregate accrued and unpaid interest due on the Existing Notes (as described below) being tendered in the Exchange Offer, $480 in principal amount of our 10.0% Senior Convertible Notes due 2011 convertible into our 10.0% Senior Series B Convertible Participating Preferred stock and/or our common stock and one share, $120 liquidation preference, of our 9.0% Senior Series A Convertible Participating Preferred Stock convertible into our common stock for each $1,000 in principal amount of our outstanding 4.75% Convertible Subordinated Notes due 2006 (the “Existing Notes”), upon the terms and subject to the conditions set forth in the Offer Documents.
      This will instruct you to tender the aggregate principal amount of Existing Notes indicated below held by you or for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount of Existing Notes held by you for the account of the undersigned) upon the terms and subject to the conditions set forth in the Offer Documents.
SIGN HERE
Aggregate Principal Amount of Existing
Notes to be Tendered:
*

Signature(s)

Please type or print name(s)

Dated:                 , 2006

Please type or print address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or
Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of the aggregate principal amount of Existing Notes held by us for your account is to be tendered.